EX-28(h)(7)(k)

Amendment to Fund Participation Agreement

This Amendment is to the Fund Participation Agreement dated June 5, 2007, as amended, (“Agreement”) between NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, a life insurance company organized under the laws of the State of Delaware (“Insurance Company”), on behalf of itself and on behalf of the Separate Accounts as listed on Schedule A of the Agreement, and LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust (the “Trust”), LINCOLN FINANCIAL DISTRIBUTORS, INC., a Connecticut corporation (the “Distributor”), and LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Trust, the Distributor, the Adviser and Insurance Company desire to have the ability to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws,

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, The Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.

The Trust shall provide Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide Insurance Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

3.

The Trust represents and warrants that the Summary Prospectuses and, if the Trust makes the Summary Prospectuses available through a web site, its web site hosting of such Summary Prospectuses, will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has appropriate operating procedures in place to ensure that such web site continuously complies with Rule 498.

4.

The Trust agrees that the URL indicated on each Summary Prospectus will lead Insurance Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust agrees that such web page will not contain marketing or promotional materials relating to other products offered by the Trust.

5.	The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Trust documents made directly to the Trust or one of its affiliates. The Trust further represents and warrants that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

6.	Insurance Company represents and warrants that it will respond to requests for additional Trust documents made by Contract Owners directly to Insurance Company or one of its affiliates.

7.

Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Insurance Company is responsible will be done in compliance with Rule 498.

8.

At Insurance Company’s request, the Trust will provide Insurance Company with URLs to the current Trust and series documents for use with the Company’s electronic delivery of Trust documents or on the Company’s website. The Trust will be responsible for ensuring the integrity of the URLs and for maintaining the Trust and series current documents on the site to which such URLs originally navigate to.

9.	If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide Insurance Company with at least 60 days’ advance notice of its intent.

10.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

11.

The parties agree that Insurance Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of Insurance Company. Insurance Company agrees that it will give the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 1, 2013.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION	LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

By:	By:	/s/ Daniel R. Hayes

Name:	Name:	Daniel R. Hayes

Title:	Title:	President

Date:	Date:	4/5/2013

LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Daniel R. Hayes
Name:	Daniel R. Hayes
Title:	President
Date:	4/5/2013

LINCOLN FINANCIAL DISTRIBUTORS, INC.

By:	/s/ Thomas P. O’Neill
Name:	Thomas P. O’Neill
Title:	SVP
Date:	4/19/2013